EXHIBIT 5.1

                                               September 28, 2004


Boots & Coots International
   Well Control, Inc.
11615 North Houston Rosslyn
Houston, Texas 77086

               Re: BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

Ladies and Gentlemen:

     We have acted as counsel for Boots & Coots International Well Control, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 600,000 shares of the Company's Common Stock, par value $.00001 per share (the "Shares"), for issuance and sale pursuant to the Boots & Coots International Well Control, Inc. Nonemployee Director Stock Option Plan, as amended (the "Plan").

     We have participated in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement"), filed on this date with the Securities and Exchange Commission, relating to the registration of the Shares under the 1933 Act.

     In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Plan, the Registration Statement and such corporate records of the Company, certificates of public officials and officers of the Company and other instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon statements of officers of the Company whom we believe to be responsible.

     Based upon the foregoing and in reliance thereon, we advise you that in our opinion the Shares, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement being filed on this date and to the reference to our firm in the prospectus distributed by the Company in connection therewith.

                                   Respectfully submitted,

                                   THOMPSON & KNIGHT LLP


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